UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): December 11, 2018

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1293 South Main Street, Akron, OH	44301
(Address of principal executive offices)	(Zip Code)

(330) 253-5592

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment”) updates information originally provided under Item 5.02 in a Current Report on Form 8-K filed on December 11, 2018 (the “Original Filing”), in which Myers Industries, Inc. reported the appointment of Kevin L. Brackman as Executive Vice President and Chief Financial Officer effective December 11, 2018. This Amendment is being filed solely for the purpose of providing a brief description of the Severance Agreement entered into with Mr. Brackman effective December 11, 2018 in connection with his appointment. Except for the foregoing, this Amendment does not modify or update any other disclosure contained in the Original Filing, and this Amendment should be read in conjunction with the Original Filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Myers Industries, Inc. (the “Company”) entered into a severance agreement on December 13, 2018 with Kevin L. Brackman, Executive Vice President and Chief Financial Officer of the Company, effective December 11, 2018 (the “Severance Agreement”). The Severance Agreement confirms that Mr. Brackman’s employment by the Company is employment-at-will and provides certain minimum severance benefits for the Executive, including certain benefits in the event of Mr. Brackman’s termination of employment following a change in control of the Company.

Mr. Brackman’s Severance Agreement provides that if Mr. Brackman’s employment is terminated other than for cause or if he terminates for good reason, including in connection with a change in control, then he is entitled to: (1) one times Mr. Brackman’s annual base salary as in effect on the date of his termination in a lump sum; (2) a lump sum payment equal to one times his annual bonus at the target level in effect during the prior year plus a pro-rata portion of the current year’s annual bonus at the target level; (3) health coverage for the applicable period under Internal Revenue Code Section 4980B but in no event more than 12 months following the termination date; (4) long term disability protection for one year; (5) life insurance protection for one year; and (6) outplacement services for one year.

If Mr. Brackman’s employment is terminated within the 90 days prior or 180 days following a change in control, but in no event later than February 13 of the year following the date of a change in control, by the Company without cause or by Mr. Brackman for good reason or because in connection with the change in control Company’s liabilities, obligations and duties under the Severance Agreement not assumed or replaced, Mr. Brackman is entitled to the benefits described in the foregoing paragraph and all of Mr. Brackman’s outstanding stock options, restricted stock, restricted stock units, or similar awards will become vested and fully exercisable.

If Mr. Brackman’s employment with the Company is terminated by reason of his death or disability, or by then he or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Brackman and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Internal Revenue Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Internal Revenue Code Section 4980B(f) or (B) 12 months. In addition, if Mr. Brackman’s employment is terminated by reason of his death or disability or by the Company other than for cause or if he terminates for good reason, all of Mr. Brackman’s outstanding stock options, restricted stock, restricted stock units, or similar awards will become vested and fully.

If Mr. Brackman’s employment is terminated by the Company for cause or by Mr. Brackman other than for good reason, then Mr. Brackman is entitled only to compensation earned prior to the date of termination that has not yet been paid.

If any of the payments or benefits provided or to be provided to Mr. Brackman pursuant to the terms of the Severance Agreement or otherwise constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code and otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes, then prior to making the payments a calculation will be made comparing (i) the net benefit to Mr. Brackman of the payments after payment of the excise tax to (ii) the net benefit to Mr. Brackman if the payments are limited to the extent necessary to avoid being subject to the excise tax.

Mr. Brackman is also subject to a one year non-compete agreement.

The foregoing summary of the Severance Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Severance Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Severance Agreement between the Company and Kevin L. Brackman effective December 10, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.

By:	/s/ Andrean R. Horton
Andrean R. Horton
Chief Legal Officer and Corporate Secretary

Date: December 18, 2018